Exhibit 10dd-4

                        FOURTH AMENDMENT
                               TO
                AMERITECH MID-CAREER PENSION PLAN
               (As Amended and Restated Effective
                     as of January 1, 1989)

     RESOLVED, that pursuant to the authority granted to this Committee, the Ameritech Mid-Career Pension Plan (As Amended and Restated Effective as of January 1, 1989) (the "Plan"), is hereby amended effective as of January 1, 1991 by substituting a semicolon for the period at the end of Paragraph 3(a) of Section 4 of the Plan and by adding the following as the final clause of the sentence which constitutes Paragraph 3(a) of Section 4 of the
Plan: "; and, provided further, that solely for the purpose of determining the Final Average Compensation under the Plan of any employee who is Fifth Level or its equivalent at the time of such determination, there shall be included in his Final Average Compensation any incentive compensation or bonus deferred by such employee under the Ameritech Senior Management Supplemental Savings and Deferral Plan for any period included in such employee's Final Average Compensation calculation period under the Pension Plan."

     I, Roy E. Leet, Secretary of the Ameritech Benefit Plan Committee, hereby certify that the foregoing is a correct copy of a resolution adopted by the Ameritech Benefit Plan Committee on December 19, 1991, and that the resolution has not been changed or repealed.


                         /s/ Roy E. Leet
                            Secretary